Exhibit 10.2

CONSULTING & ADVISORY AGREEMENT

This Consulting & Advisory Agreement (the “Agreement”) is entered into this 8th day of April 2012 by and between Pazoo, Inc., a Nevada corporation (hereinafter referred to as, “Consultant”), and DMC Athletics & Rehabilitation, Inc., a New Jersey corporation  (hereinafter referred to as, “Client”), (collectively referred to as the “Parties”) with reference to the following:

Preliminary Statement

The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant’s experience, skills, abilities, knowledge, and background to facilitate the growth and marketing of the Client, and to advise the Client in various business matters and is therefore willing to engage Consultant upon the terms and conditions set forth herein.  Consultant will be paid the consideration described herein and said consideration will be nonrefundable, regardless of the circumstances.

Consultant agrees to be engaged and retained by Client and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.0
Engagement.  Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts, on a non-exclusive basis, the engagement to render such advice, consultation, information, and services to the Directors and/or Officers of Client regarding general business and marketing matters including, but not limited to the following: advice on structure of the organization, organization of sales team, prospecting new partners/vendor relationships and clients, and positioning of Client into promotional and healthcare marketing, whether through Consultant’s website (www.Pazoo.com), or by some other means, as well as professional physical therapy sessions performed by David M. Cunic for Client.  The amount and duration of any physical therapy services performed by David M. Cunic hereunder shall be by mutual agreement of the Consultant and Client and there shall be no minimum required services performed.

Standard of Performance. Any work or task of Consultant provided for herein which requires Client to provide certain information to assist Consultant in completion of the work shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Consultant to complete the work.  The services of Consultant shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant, or other licensed professional.  Consultant cannot guarantee results on behalf of Client.

Compensation to Consultant.  As consideration for Consultant entering into this Agreement, Client agrees to pay the Consultant a monthly fee of $15,000 payable on the first day of each calendar month. The Client and Consultant agree that the Consultant may be entitled to further incentive compensation based upon the performance and profitability of the Client.

Note: Consultant shall have no obligation to perform any duties provided for herein if payment is not received by Consultant within the time periods as stipulated herein. In addition, Consultant’s obligations under this agreement shall be become null and void if any payment owing hereunder is not delivered within the time periods as stipulated herein. Furthermore, the receipt of any fees due to Consultant upon execution of this Agreement are not contingent upon any prior performance of any duties whatsoever described within this Agreement

2.0           Indemnification.  The Client agrees to indemnify and hold harmless Consultant against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any act, failure to act, neglect, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by Client or any of its agents, employees, or other representatives from the beginning of time through the date hereof.  Nothing herein is intended to nor shall it relieve either party from liability for its own willful act, omission or negligence.  All remedies provided by law, or in equity shall be cumulative and not in the alternative.

3.0           Confidentiality. Consultant and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests.  Consultant and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Consultant and Client respectively, to first enter appropriate non-disclosure Agreements requiring the confidentiality contemplated by this Agreement in perpetuity.  Consultant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Consultant during its engagement by the Client.  Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Consultant or its representatives.

4.0  Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement of Consultant and Client.

5.0  Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of either party hereunder cannot be assigned without the express written consent of the other party.

6.0 Governing Law; Venue.  This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of law doctrine.  Client and Consultant agree that if any action is instituted to enforce or interpret any provision of this Agreement, the jurisdiction and venue shall be in the state or federal courts within the State of New Jersey.

7.0 Attorneys' Fees and Costs.  If any action is necessary to enforce and collect upon the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs, in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

8.0 Survivability.  If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement.

9.0 Facsimile Signatures.  The Parties hereto agree that this Agreement may be executed by facsimile signatures and such signature shall be deemed originals.  The Parties further agree that within ten (10) days following the execution of this Agreement, they shall exchange original signature pages.

10.0 Representations, Warrants and Covenants.  The Client represents, warrants and covenants to the Consultant as follows:

The Client has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions that are provided for herein.  The execution of this Agreement by the Client and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Client’s Board of Directors and no further authorization shall be necessary on the part of the Client for the performance and consummation by the Client of the transactions which are contemplated by this Agreement.

The business and operations of the Client have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities that affect the Client or its properties, assets, businesses or prospects.  The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Client or cause acceleration under any arrangement, agreement or other instrument to which the Client is a party or by which any of its assets are bound.  The Client has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

11.0 Notices.  Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail; or (ii) overnight delivery with confirmation of delivery; or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to the Client:	DMC Athetics and Rehabilitation 58B South Street Morristown, NJ 07960

If to Consultant:	Pazoo, Inc. 15A Saddle Road Cedar Knolls, NJ 07927

or in each case to such other address and facsimile number as shall have last been furnished by like notice.  If mailing is impossible due to an absence of postal service, and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses.  Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

12.0 Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.0  Preliminary Statement.  The Preliminary Statement is incorporated herein by this reference and made a material part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

CLIENT:  DMC ATHLETICS & REAHBILIATION, INC.

By:	/s/ Ben Hoehn
Ben Hoehn,
Chief Operating Officer

Consultant:  Pazoo, Inc.

By:	/s/ Steven Basloe
Steven Basloe,
President